Exhibit 99.1

Company Press Release

Friday, October 10, 2008

Advant-e Corporation Announces Special Dividend and 3rd

Quarter 2008 Preliminary Results

$.14 per share to be paid to shareholders of record as of October 24, 2008

DAYTON, Ohio, October 10, 2008 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange and electronic document management software and services today announced that its Board of Directors has authorized the payment of a special dividend of $.14 per share payable to shareholders of record as of October 24, 2008. Dividend payments will be processed and distributed no later than November 24, 2008.

Preliminary Q3 2008 Results

For the third quarter of 2008 the Company estimates revenue to be in the range of approximately 3-7% below third quarter 2007 due primarily to weakness in software license revenue from the company’s Merkur Group subsidiary. Net income for the quarter is estimated to be approximately $200,000.

Regarding the preliminary third quarter results, Jason K. Wadzinski, Chairman, Chief Executive Officer, and President, remarked, “Since Merkur’s inception in 2001 their revenue has fluctuated at times due to the nature of their business model which is heavily reliant on new software license sales. Due to current economic conditions, many companies are deferring purchasing decisions which has a direct effect on Merkur’s results. Edict Systems, which derives the majority of its revenue from recurring sources, grew approximately 9% in the third quarter of 2008 over the same period last year.

Mr. Wadzinski continued, “We believe our hosted Electronic Data Interchange services offer exceptional value to the large companies we serve and their suppliers. Our Web EDI solution alone has processed over $50 Billion worth of purchase orders since its inception in 2000. Our strategy going forward is to continue increasing activity in the vertical industries we currently serve with our suite of solutions and to expand into other markets that can benefit from the significant cost savings we offer.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.